Exhibit 2(n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 of our report dated December 19, 2005, relating to the statement of assets and liabilities of SunAmerica Focused Alpha Large-Cap Fund, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, TX
December 21, 2005